FIRST AMENDMENT TO INVESTMENT ADVISORY AGREEMENTS

Between

NORTHERN LIGHTS FUND TRUST III

and

SWAN CAPITAL MANAGEMENT, LLC

THIS FIRST AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT is made and entered into as of May 29, 2020, between Northern Lights Fund Trust III, a Delaware statutory trust (the “Trust”), and Swan Capital Managment, LLC, a Colorado limited liability company (the “Adviser”) located at 1099 Main Avenue, Suite 206, Durango, CO 81301.

RECITALS:

WHEREAS, the parties previously entered into an Investment Advisory Agreement between Northern Lights Fund Trust III and the Adviser, dated as of August 22, 2018 (the “Agreement”);

WHEREAS, the Agreement continues in effect with respect to the Swan Defined Risk Grwoth Fund (the “Fund”) from year to year; provided, such continuance is approved at least annually before December 27th, (“Expiration Date”) each year by vote of a majority of the outstanding voting securities of the Fund or by the Trustees of the Trust;

WHEREAS, the purpose of this Amendment is to designate a new Expiration Date for the Agreement in order to align its annual renewal with other investment advisory agreements between the Adviser and the Trust;

NOW, THEREFORE, the parties hereto agree as follows:

1.	The Expiration Date in the Agreement is hereby amended to require annual approval to occur before July 30th each year, beginning in 2020.
2.	The parties acknowledge and agree that all provisions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this First Amendment to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST III

By: ___/s/ Richard Malinowkit_____________

Name: Richard Malinowski

Title: President

SWAN CAPITAL MANAGEMENT, LLC

By: __/s/ Brad Ackerman_____________________

Name: Brad Ackerman

Title: Chief Compliance Officer